Exhibit 99.2

November 21, 2019

To: Genetron Holdings Limited（泛生子基因(控股)有限公司）

1-2/F, Building 11, Zone 1,

No.8 Life Science Parkway

Changping District, Beijing,

People’s Republic of China

Dear Sirs or Madams,

We are qualified lawyers of the People’s Republic of China (the “PRC” or “China”, for the purpose of this opinion only, the PRC shall not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan) and as such are qualified to issue this opinion on the laws and regulations of the PRC effective as of the date hereof.

We act as the PRC counsel to Genetron Holdings Limited（泛生子基因(控股)有限公司）(the “Company”), a company incorporated under the laws of the Cayman Islands, in connection with (i) the proposed initial public offering (the “Offering”) of certain number of American depositary shares (the “Offered ADSs”), each Offered ADS representing certain number of ordinary shares of the Company (the “Ordinary Shares”), by the Company as set forth in the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission under the U.S. Securities Act of 1933 (as amended) in relation to the Offering, and (ii) the Company’s proposed listing of the Offered ADSs on the NASDAQ Global Market or the New York Stock Exchange (the “Transactions”).

A. DOCUMENTS AND ASSUMPTIONS

In rendering this opinion, we have examined originals or copies of the due diligence documents provided to us by the Company and the PRC Companies (as defined below) and such other documents, corporate records and certificates issued by the governmental authorities in the PRC (collectively, the “Documents”).

In rendering this opinion, we have assumed without independent investigation that (“Assumptions”):

(i)

All signatures, seals and chops are genuine, each signature on behalf of a party thereto is that of a person duly authorized by such party to execute the same, all Documents submitted to us as originals are authentic, and all Documents submitted to us as certified or photostatic copies conform to the originals;

(ii)

Each of the parties to the Documents, other than the PRC Companies, (a) if a legal person or other entity, is duly organized and is validly existing in good standing under the laws of its jurisdiction of organization and/or incorporation, or (b) if an individual, has full capacity for civil conduct; each of them, other than the PRC Companies, has full power and authority to execute, deliver and perform its obligations under the Documents to which it is a party in accordance with the laws of its jurisdiction of organization or incorporation or the laws that it/she/he is subject to;

(iii)

The Documents that were presented to us remain in full force and effect on the date of this opinion and have not been revoked, amended or supplemented, and no amendments, revisions, supplements, modifications or other changes have been made, and no revocation or termination has occurred, with respect to any of the Documents after they were submitted to us for the purposes of this legal opinion;

(iv)	The laws of jurisdictions other than the PRC which may be applicable to the execution, delivery, performance or enforcement of the Documents are complied with;

(v)	All Governmental Authorizations and other official statement or documentation were obtained from competent Governmental Agency by lawful means in due course; and

(vi)

All requested Documents have been provided to us and all factual statements made to us by the Company and the PRC Companies in connection with this legal opinion are true, correct and complete, and none of the Company or the PRC Companies has withheld anything that, if disclosed to us, would reasonably cause us to alter this opinion in whole or in part.

B. DEFINITIONS

In addition to the terms defined in the context of this opinion, the following capitalized terms used in this opinion are defined as follows:

“CSRC”	means China Securities Regulatory Commission.

“Governmental Agency”	means any competent government authority, court, arbitration commission, or regulatory body of the PRC. “Governmental Agencies” shall be construed accordingly

“Governmental Authorization”	means any approval, consent, permit, authorization, filing, registration, exemption, waiver, endorsement, annual inspection, qualification and license required by the applicable PRC Laws to be obtained from any Governmental Agency.

“M&A Rules”	means the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors promulgated by six PRC regulatory agencies, including the Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Administration of Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission, and the State Administration of Foreign Exchange, which became effective on September 8, 2006 and was amended on June 22, 2009 by the Ministry of Commerce.

“PRC Civil Procedures Law”	means the Civil Procedures Law of PRC promulgated by Standing Committee of the National People’s Congress, which was latest amended and effective from July 1, 2017 .

“PRC Companies”	mean the PRC Subsidiary, the PRC Operating Entity, and subsidiaries of the PRC Subsidiary or the PRC Operating Entity, and “PRC Company” means any of them.

“PRC Operating Entity”	means Genetron Health (Beijing) Co., Ltd.(北京泛生子基因科技有限公司), a variable interest entity incorporated in the PRC.

“PRC Subsidiary”	means Genetron (Tianjin) Co., Ltd.(天津泛生子有限公司), a wholly-foreign owned enterprise incorporated under PRC Laws.

“PRC Laws”	mean any and all laws, regulations, statutes, rules, orders, decrees, notices, judicial interpretations and other legislation currently in force and publicly available in the PRC as of the date hereof.

C. OPINIONS

Based on our review of the Documents and subject to the Assumptions and the Qualifications (as defined below), we are of the opinion as of the date hereof that:

(i)	VIE Structure

Except as disclosed in the Registration Statement, (a) the ownership structure of PRC Companies, both currently and immediately after giving effect to the Offering, does not and will not result in any violation of PRC Laws currently in effect; (b) each of PRC Companies and, to the best of our knowledge after due inquiry, each shareholder of the PRC Operating Entity, has full power, authority and legal right (corporate or otherwise) to execute, deliver and perform their respective obligations in respect of each of the agreements under the contractual arrangements as listed in Schedule I hereto (the “VIE Agreements”) to which it is a party, and has duly authorized, executed and delivered each of the VIE Agreements to which it is a party; and (c) the VIE Agreements are currently valid, binding and enforceable in accordance with the applicable PRC Laws currently in effect, and do not result in any violation of the applicable PRC Laws currently in effect.

However, there are substantial uncertainties regarding the interpretation and application of current and future PRC Laws and there can be no assurance that the Governmental Agency will ultimately take a view that is consistent with our opinion stated above.

(ii)	M&A Rules; No Governmental Authorization; No Conflicts

The M&A Rules, among other things, purport to require an offshore special purpose vehicle controlled directly or indirectly by PRC companies or individuals and formed for purposes of overseas listing through acquisition of PRC domestic interests held by such PRC companies or individuals, to obtain the approval of the CSRC prior to publicly listing their securities on an overseas stock exchange. The CSRC has not issued any definitive rules or interpretations concerning whether offerings such as the Offering are subject to the CSRC approval procedures under the M&A Rules.

Based on our understanding of the current PRC Laws as of the date hereof (including the M&A Rules), a prior approval from the CSRC is not required under the M&A Rules for the Offering and the listing and trading of the ADSs on the NASDAQ Global Market or the New York Stock Exchange because (a) the CSRC currently has not issued any definitive rule or interpretation concerning whether offering such as this offering contemplated by our Company are subject to the M&A Rules; (b) our PRC Subsidiary was incorporated as a wholly foreign-owned enterprise by means of direct investment rather than by merger or acquisition directly or indirectly of the equity interest or assets of a PRC domestic company owned by PRC companies or individuals as defined under the M&A Rules; and (c) no provision in the M&A Rules clearly classifies the contractual arrangements contemplated under the VIE Agreements as a type of transaction subject to the M&A Rules.

However, there are substantial uncertainties regarding the interpretation and application of current and future PRC Laws and there can be no assurance that the Governmental Agency will ultimately take a view that is consistent with our opinion stated above.

(iii)	Enforceability of Civil Procedures.

The recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against the Company or its directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or the Cayman Islands.

(iv)	Taxation

The statements made in the Registration Statement under the caption “Taxation—People’s Republic of China Taxation” with respect to the PRC tax laws and regulations or interpretations, constitute true and accurate descriptions of the matters described therein in all material aspects and such statements represent our opinion.

(v)	PRC Laws

All statements set forth in the Registration Statement under the captions “Prospectus Summary”, “Risk Factors”, “Use of Proceeds”, “Enforceability of Civil Liabilities”, “Corporate History and Structure”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” “Business”, “Regulation”, and “Taxation” in each case insofar as such statements describe or summarize PRC legal or regulatory matters, are true and accurate in all material aspects, and correctly set forth therein, and nothing has been omitted from such statements which would make the same misleading in all material aspects.

D. QUALIFICATIONS

Our opinion expressed above is subject to the following qualifications (the “Qualifications”):

(i)

Our opinion is limited to the PRC Laws of general application on the date hereof. We have made no investigation of, and do not express or imply any views on, the laws of any jurisdiction other than the PRC.

(ii)

The PRC Laws referred to herein are laws and regulations publicly available and currently in force on the date hereof and there is no guarantee that any of such laws and regulations, or the interpretation or enforcement thereof, will not be changed, amended or revoked in the future with or without retrospective effect.

(iii)

Our opinion is subject to the effects of (a) certain legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of public interest, social ethics, national security, good faith, fair dealing, and applicable statutes of limitation; (b) any circumstance in connection with formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent, coercionary or concealing illegal intentions with a lawful form; (c) judicial discretion with respect to the availability of specific performance, injunctive relief, remedies or defenses, calculation of damages, entitlement to attorney’s fees and other costs, or waiver of immunity from jurisdiction of any court or from legal process; (d) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights generally; and (e) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in the PRC.

(iv)

This opinion is issued based on our understanding of the current PRC Laws. For matters not explicitly provided under the current PRC Laws, the interpretation, implementation and application of the specific requirements under the PRC Laws are subject to the final discretion of competent PRC legislative, administrative and judicial authorities, and there can be no assurance that the Government Agencies will ultimately take a view that is not contrary to our opinion stated above.

(v)

We may rely, as to matters of fact (but not as to legal conclusions), to the extent we deem proper, on certificates and confirmations of responsible officers of the PRC Companies and PRC government officials.

(vi)

This opinion is intended to be used in the context which is specifically referred to herein and each section should be considered as a whole and no part should be extracted and referred to independently.

(vii)

As used in this opinion, the expression “to our best knowledge” or similar language with reference to matters of fact refers to the current actual knowledge of the attorneys of this firm who have worked on matters for the Company in connection with the Offering and the transactions contemplated thereunder. We have not undertaken any independent investigation to determine the existence or absence of any fact, and no inference as to our knowledge of the existence or absence of any fact should be drawn from our representation of the Company or the rendering of this opinion.

We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to, the Registration Statement, and to the reference to our name in under the captions “Risk Factors”, “Enforceability of Civil Liabilities”, “Corporate History and Structure”, “Taxation”, and “Legal Matters” in the Registration Statement.

Yours faithfully,

/s/ SHIHUI PARTNERS
SHIHUI PARTNERS

SCHEDULE I

VIE Agreements

(1)	Exclusive Business Cooperation Agreement (独家业务合作协议) dated as of July 2, 2019 by and between Genetron (Tianjin) Co., Ltd. and Genetron Health (Beijing) Co., Ltd.

(2)	Exclusive Option Agreement (独家购买权协议) dated as of July 30, 2019 by and among Genetron (Tianjin) Co., Ltd., Genetron Health (Beijing) Co., Ltd. and its shareholders

(3)	Equity Interest Pledge Agreement (股权质押协议) dated as of July 30, 2019 by and among Genetron (Tianjin) Co., Ltd. and Genetron Health (Beijing) Co., Ltd. and its shareholders

(4)	Shareholder Voting Rights Entrustment Agreement (股东表决权委托协议) dated as of July 30, 2019 among Genetron (Tianjin) Co., Ltd., Genetron Health (Beijing) Co., Ltd. and its shareholders

(5)	Spousal Consent Letter (配偶同意函) signed as of July 30, 2019 by the spouse of Mr. Sizhen Wang

(6)	Spousal Consent Letter (配偶同意函) signed as of July 30, 2019 by the spouse of Ms. Xiaoge Wang

(7)	Spousal Consent Letter (配偶同意函) signed as of July 30, 2019 by the spouse of Ms. Shuyan Wei